Exhibit 12b STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Dollars in Thousands)

	12 Months Ending June 30,	Year Ended December 31,
	2000	1999	1998	1997	1996	1995

EARNINGS AVAILABLE FOR
COMBINED FIXED CHARGES AND
PREFERRED DIVIDEND
REQUIREMENTS
Pretax income:
Income from continuing
operations per statement
of income	$ 190,308	$ 185,567	$ 169,612	$ 125,698	$ 167,351	$ 128,382
Federal income taxes	112,564	109,164	105,814	44,916	106,876	91,519
Federal income taxes charged
to other income - net	2,592	2,909	3,986	14,807	(784)	(11,967)

Subtotal	305,464	297,640	279,412	185,421	273,443	207,934
Capitalized interest	(2,283)	(3,692)	(1,782)	(360)	(600)	(660)
Undistributed (earnings) or
losses of less-than-fifty-
percent-owned entities	—	—	—	(608)	460	8,325

Total	$ 303,181	$ 293,948	$ 277,630	$ 184,453	$ 273,303	$ 215,599

Fixed charges:
Interest expense	$ 173,811	$ 160,966	$ 146,248	$ 123,543	$ 122,635	$ 131,346
Other interest	2,283	3,692	1,782	360	600	660
Portion of rentals
representative of the
interest factor	4,827	4,575	2,878	3,143	4,187	5,150

Total	$ 180,921	$ 169,233	$ 150,908	$ 127,046	$ 127,422	$ 137,156

Earnings available for
combined fixed charges
and preferred dividend
requirements	$ 484,102	$ 463,181	$ 428,538	$ 311,499	$ 400,725	$ 352,755
DIVIDEND REQUIREMENT:
Fixed charges above	$ 180,921	$ 169,233	$ 150,908	$ 127,046	$ 127,422	$ 137,156
Preferred dividend
requirements below	15,582	17,747	21,421	26,266	36,242	36,693

Total	$ 196,503	$ 186,980	$ 172,329	$ 153,312	$ 163,664	$ 173,849

	12 Months Ending June 30,	Year Ended December 31,
	2000	1999	1998	1997		1996	1995

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND
REQUIREMENTS	2.46	2.48	2.49	2.03		2.45	2.03

COMPUTATION OF PREFERRED
DIVIDEND REQUIREMENTS:
(a) Pre-tax income	$305,464	$297,640	$279,412	$ 185,42	1	$273,443	$207,934
(b) Income from continuing
operations	$190,308	$185,567	$169,612	$125,698		$167,351	$128,382
(c) Ratio of (a) to (b)	1.6051	1.6039	1.6474	1.4751		1.6339	1.6197
(d) Preferred dividends	$ 9,708	$ 11,065	$ 13,003	$ 17,806		$ 22,181	$ 22,654
Preferred dividend
requirements
[(d) multiplied by (c)]	$ 15,582	$ 17,747	$ 21,421	$ 26,266		$ 36,242	$ 36,693